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                                                                EXHIBIT 4-11


                  SECOND AMENDMENT TO TRUST AGREEMENT BETWEEN
                     FIDELITY MANAGEMENT TRUST COMPANY AND
                           THE DETROIT EDISON COMPANY


        THIS SECOND AMENDMENT, dated as of the first day of February, 1995, by and between Fidelity Management Trust Company (the "Trustee") and The Detroit Edison Company (the "Sponsor");

                                  WITNESSETH:

        WHEREAS, the Trustee and the Sponsor heretofore entered into a trust agreement dated June 30, 1994, with regard to The Detroit Edison Savings & Investment Plan, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 17 of the International Brotherhood of Electric Workers, and The Detroit Edison Savings & Investment Plan for Employees Represented by Local 223 of the Utility Workers Union of America (collectively and individually, the "Plan"); and

        WHEREAS, the Trustee and the Sponsor now desire to amend said trust agreement as provided for in Section 14 thereof;

        NOW THEREFORE, in consideration of the above premises the Trustee and the Sponsor hereby amend the trust agreement by:

        (1) Amending and adding the following source to the "money classifications" portion of Schedule "A", as follows:

                        - Rollover

        IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Second Amendment to be executed by their duly authorized officers effective as of the day and year first above written.


THE DETROIT EDISON                              FIDELITY MANAGEMENT TRUST
COMPANY                                         COMPANY


By  /s/                1/31/95                    By /s/             2/10/95
    --------------------------                       -----------------------
        John E. Lobbia    Date                       Vice President     Date